Exhibit 99.1

TransCoastal Corporation Signs a $5 Million Equity Funding Agreement with Kodiak Capital Group, LLC

November 6, 2013

TransCoastal Corp (OTCQB: TCEC), an energy development company announced that it has entered into a $5 million common stock purchase agreement with Kodiak Capital Group, LLC, a Newport Beach-based institutional investor. The stock purchase is contingent upon a number of events including certain pricing criteria and the availability of registered common stock. TransCoastal anticipates registering the necessary common stock shares that may be issued to Kodiak under the terms of the common stock purchase agreement with the U.S. Securities & Exchange Commission (“SEC”). Once the SEC registration is effective the company has the right at its sole discretion over a period of one year to sell to Kodiak up to $5 million worth of its common stock under the terms set forth in the agreement.

“We’re very excited to begin our relationship with Kodiak and welcome their potential investment in TransCoastal,” commented Stuart Hagler, Chief Executive Officer, of TCEC. “We believe that Kodiak recognizes the value of our assets and our bright future.”

“This potential capital infusion will allow the company to accelerate its business plan to develop all three components of its assets, including recently identified acquisitions in the Cline Shale, Hogshooter, Granite Wash and Eagleford shale formations as well as our core areas of operations,” added Dave May, President of Acquisitions of TCEC.

Andy Westmorland, TCEC President of Operations, remarked “I am excited that we are going to be able to continue developing our behind pipe reserves in the Dolomites of the Panhandle, the Shale in Montague County and the James Lime in Shelby County.”

Ryan Hodson, Managing Director of Kodiak said, “TransCoastal has a great management team and plan in place to capitalize on their assets and make this investment strong. We look forward to implementing our relationship and assisting them with their expansion.”

Additional details regarding the financing are included in an 8/K filed on November 6, 2013 by TransCoastal with the Securities and Exchange Commission.

About TransCoastal:

TransCoastal Corporation has been a privately held independent oil & gas company formed in August 1998 and headquartered in Dallas, Texas.  Since inception, TransCoastal's growth has focused on the acquisition of producing oil and gas properties.  The Company's strategy is driven by exploitation opportunities of proven yet underdeveloped mature oil and gas fields which possess long-life reserve potential with low risk development opportunities. For further information on the Company, please visit our website www.TransCoastal.net.

About Kodiak Capital Group, LLC:

Kodiak is an institutional investor headquartered in Newport Beach, CA. Kodiak makes private investments in public and private entities utilizing proprietary equity and debt instruments. These investments provide long-term strategic capital offering companies certainty, flexibility and consistency. Kodiak’s investments are in a wide range of industries emphasizing alternative energy, consumer products, life sciences, natural resources, and social media technology. For more information, visit www.kodiak-capital.us.

For further information contact:

Derrick May, Corporate Secretary

972-818-0720